Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Malibu Boats, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-193833) on Form S-8 of Malibu Boats, Inc. of our report dated September 6, 2018, with respect to the consolidated balance sheets of Malibu Boats, Inc. and subsidiaries as of June 30, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2018, and the related notes (collectively, the “consolidated financial statements”), which report appears in the June 30, 2018 annual report on Form 10-K of Malibu Boats, Inc.

/s/ KPMG LLP
Knoxville, Tennessee
September 6, 2018